EXHIBIT 10.1
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                                  DOVEL & LUNER

                                                          201 Santa Monica Blvd.
                                                          Suite 600
                                                          Santa Monica,
                                                          California 90401
                                                    TEL   310.656.7066
                                                    FAX   310.656.7069


                                                                February 7, 2008


Network-1 Security Solutions, Inc.
Attn: Corey M. Horowitz
445 Park Avenue
Suite 1028
New York, NY 10022

Re: contract for Network-1 Security Solutions, Inc.


Dear Mr. Horowitz:

     We appreciate that Network-1 Security Solutions, Inc. ("you," "your," or "Network-1") has retained Dovel & Luner, LLP ("we" or "our") to represent you in pursuing claims for patent infringement based on your U.S. Patent No. 6,218,930 ("the Katzenberg patent"). This letter sets forth the terms of our contract to represent you.

     Quality

     We seek to offer the highest quality legal services and are committed to achieving the best practical result at the lowest overall cost. We hope that you will be fully satisfied with our work. The only way we can assure full satisfaction is for you to bring to our attention any deficiencies, no matter how trivial. Accordingly, your complaints, suggestions, and constructive criticism are not only welcome, but also important to our working relationship.

     Scope of representation

     In this matter, we will represent you in pursuing claims for patent infringement based on the Katzenberg patent against those companies listed in Appendix A attached to this agreement, as well as any others we jointly agree upon in writing which shall be added to Appendix A. In addition to representing you in pursuing your patent infringement claims in a United States District Court, our representation will also include (a) representing you in any proceedings concerning the Katzenberg patent before the United States Patent Office, and (b) any appellate work relating to your patent infringement claims concerning the Katzenberg patent before the Federal Circuit. We are not aware of any conflicts with respect to pursuing claims against those companies listed in Appendix A and have received all required approvals, if any, to represent you as set forth in this agreement. Our representation will also include defending declaratory relief claims based on infringement, invalidity, or enforceability of the Katzenberg patent brought by companies listed in Appendix A. Please understand that we cannot agree in advance to represent you on any matters other than those set forth above. If such matters do come up, we will be happy to discuss with you our potential representation, and, if we both agree, execute a separate retainer agreement for those matters.

     Hourly fees

     We do not work on an hourly fee basis, except in very unusual circumstances. Our fee is based on a fixed retainer and on the results of our efforts on your behalf, as discussed in the next two sections.

     Fixed retainer

     We will receive a fixed monthly retainer (payable on the 15th of the month) based on the following schedule:

     $40,000 per month commencing with the first month that a complaint is served and up to the month preceding the occurrence of the Trigger Date. The Trigger Date is the earliest of (1) the date a motion for summary adjudication is filed by you or an infringer, or (2) 60 days before the date an expert report is due, or (3) 60 days before the first date set for the close of discovery;

     $50,000 per month commencing with the month in which the Trigger Date occurs.

     If the litigation is stayed or if there is a significant slow down in activity (for example, if the matter is on appeal and is waiting a decision of the court), then the monthly retainer will be reduced to zero or to some other appropriate amount as the parties negotiate in good faith based on the circumstances.

     If the cumulative amount paid as a fixed monthly retainer reaches $1,500,000, we will not be entitled to receive any additional amounts as a fixed monthly retainer. Under no circumstances shall the cumulative amount paid as a monthly fixed retainer be greater than $1,500,000.

     Contingency fee

     In addition to the fixed retainer set forth above, we will receive a fee based on the net amount you recover from any of the parties set forth on Exhibit A (or subsequently jointly agreed upon) arising from our representation described in this agreement ("Net Amount" means the full amount recovered less costs and disbursements as discussed in the next section), whether as damages, licensing fees, attorneys' fees, money, property, or services, and whether through agreement, settlement, or judgment. In the event of an acquisition of
(i) Network-1 (in the event the Katzenberg patent represents substantially all of the assets of Network-1), or (ii) the Katzenberg patent is acquired by any of the parties listed on Exhibit A to this agreement (in either event, an "Extraordinary Transaction"), the "Net Amount" recovered from such acquisition shall be deemed to be 50% of the proceeds received from the Extraordinary Transaction. Our contingency fee will be calculated as follows:

     5% of the Net Amount recovered from an infringer before a complaint is served on the infringer;

     10% of the Net Amount recovered after a complaint is served on the infringer and before the earliest of either (x) a Rule 26(f) report is filed (or equivalent scheduling event occurs) in the litigation against the infringer, or (y) 150 days after the filing of a complaint against the infringer;

     15% of the Net Amount recovered after the earliest of (x) a Rule 26(f) report is filed (or equivalent scheduling event occurs) in the litigation against the infringer, or (y) 150 days after the filing of a complaint against the infringer, and before a deposition is taken in the litigation;

     17.5% of the Net Amount recovered after a deposition is taken in the litigation and before the Trigger Date. The Trigger Date is the earliest of
     (1) the date a motion for summary adjudication is filed by you or an infringer, or (2) 60 days before the date an expert report is due, or (3) 60 days before the first date set for the close of discovery;

     20% of the Net Amount recovered after the Trigger Date but before the date that is 60 days before the trial date;

     21% of the Net Amount recovered after a date that is 60 days before the trial date but before the commencement of a trial; and

     24% of the Net Amount recovered after commencement of a trial.

     For purposes of determining which percentage applies, a recovery from a settlement will be deemed to have taken place on the date the parties reach agreement on the principal terms of a settlement, which is then later finalized in a formal settlement document.

     If a judgment or settlement against any of the parties in Exhibit A results in payments over a period of time, our contingency fee shall be paid out of payments received as they are received and in the form received by Network-1. In addition, if any portion of a judgment or settlement against any of the parties in Exhibit A results in an in-kind (I.E., non-cash) payment to you, we agree to accept such in-kind payment with respect to our contingency fee to the same extent (in the same percentage) received by you.

     You should know that this contingency fee is not set by law, but rather is negotiable. By signing this letter agreement below, you acknowledge that the amount of this contingency was arrived at through mutual negotiation.

     Costs and disbursements

     You will be responsible for paying out-of-pocket costs and disbursements incurred in connection with litigation, such as: filing fees, photocopying costs, long distance telephone calls, reasonable and necessary travel expenses, messenger fees, expert fees, court reporter fees, jury fees, and other direct costs. Because we cannot predict the twists and turns that protracted litigation will take, it is impossible to estimate accurately the total costs that we will incur on your behalf in this matter.

     We will not make any commitment to retain investigators, accountants, or other experts without obtaining advance authorization from you, and, should you agree to any such arrangements, you would directly pay these fees. Further, we will not hire any third parties or incur any costs or disbursements, including experts and additional counsel, in excess of $2,000 without your prior approval and authorization.

     We will send you a statement for costs and disbursements that will provide the status of your account on a monthly basis. Such statements will be due and payable within 30 days of receipt.

     The costs and disbursements that you pay in connection with litigation will be reimbursed to you out of the first amounts recovered on your behalf and prior to the calculation of our contingency fee.

     Local counsel and other counsel; Staffing

     We have explained to you that we are likely to recommend filing suit in Texas. If we do so, we will retain the assistance of local counsel on a contingency fee basis or on an hourly basis. Similarly, we are likely to retain the assistance of additional counsel on a contingency fee basis or on an hourly basis to assist in routine litigation matters as required. Such contingency fees or hourly fees will be paid by us and will not be counted as reimbursable costs. We will disclose to you in writing any fee arrangements with local counsel or with other counsel.

     We will keep you informed of all material developments in the litigation as they occur and will involve Network-1 in all material substantive matters (including settlement, licensing, and pricing) and material procedural matters (such as any proposed modifications to dates on the scheduling order) as they arise. Any summary judgment and claim construction motions or oppositions will be drafted by either Sean Luner, Gregory Dovel, or a mutually agreed upon alternative. Any summary judgment hearing and claim construction hearing will be argued by Gregory Dovel and local counsel or a mutually agreed upon alternative. Trial will be conducted by Gregory Dovel and local counsel or a mutually agreed upon alternative.

     We will also provide the Network-1 with drafts of all (a) substantive court filings, including pleadings and motions, (b) infringement contentions, (c) propounded discovery, (d) responsive discovery, with adequate time for Network-1 to review and provide input.

     Graphics consultants

     Our approach to litigation relies heavily on multi-media graphics presentations prepared by Visual Victory, an affiliated graphics consulting company. We estimate that charges for the services of Visual Victory, including concept development, preparation of visual images, digitizing documents and video depositions, and preparation of documents and graphics for display would typically be about $200,000 were this matter to proceed through trial. Nevertheless, we agree that payment for all services of Visual Victory will be covered by our contingency fee discussed above. You will not be charged additional hourly fees for such services. We will endeavor to work with the graphics presentations already prepared by Network-1. Any additional expense from unaffiliated third parties required to update or amend such presentations will be borne by Network-1.

     Attorney's lien

     You hereby grant us a lien on all claims or causes of action that are the subject of our representation under this agreement. Our lien will be for any sums owing to us at the conclusion of our services, including the contingency fee. The lien will attach to any recovery you may obtain, whether by agreement, arbitration award, settlement, judgment, or otherwise.

     Special risks

     Please be advised that this matter carries special risks for you. Should you lose the lawsuit, you should assume that a judgment will be entered against you requiring you to pay the other side's costs (such as filing fees and deposition reporter fees). Such costs could easily be tens of thousands of dollars. Moreover, under certain circumstances you may be required to pay the other side's attorney's fees, which may be hundreds of thousands of dollars. Before signing this agreement and at every stage of this litigation you must carefully assess this risk when determining whether to settle or continue pursuing the matter.

     Candor

     Our ability to render services effectively and consistent with our ethical responsibilities requires that you be open and forthcoming in discussing matters with us. By telling us everything, including things that you think are harmful to your case, you maximize our ability to get you the best result. The earlier we know about a problem, the sooner we can prepare a solution for it.

     Termination of representation

     You have the right to terminate our representation at any time by giving us written notice of your decision. We also have the right to cease representing you (consistent with the applicable codes of professional ethics and application to the court). It is your obligation to take all necessary steps to effectuate such a termination, including the execution of any necessary documents to complete our withdrawal or discharge. After receiving notice of termination from you, we will immediately stop rendering services to you.

     In the event there is a termination of this Agreement by either of us, we shall be entitled to all fixed monthly retainers provided by this agreement through the date of termination plus disbursements payable or incurred pursuant to this agreement through the date of such termination. In addition, we shall receive a contingency fee equal to the pro-rata allocation of what our contingency fee would have been if our representation had continued based on (i) the total hours expended by our firm as compared to aggregate hours expended by subsequent counsel, and (ii) the relief ultimately obtained by the Network-1 from the parties listed on Appendix A.

     Insurance

     We maintain errors and omissions insurance (sometimes called "malpractice insurance") applicable to this representation. We, of course, expect to provide you with representation at least equal to that of a reasonably competent attorney.

     Your ability to enter this agreement

     Both you and the person executing this Agreement on your behalf state and warrant that you have the legal capacity to enter this agreement and that the person executing this agreement on your behalf is fully authorized to do so.

     Advice regarding this agreement

     If you have any questions about this agreement, please feel free to call us. In addition, because this agreement affects your rights, we encourage you to consult with another lawyer or advisor before signing this agreement

     If you are satisfied with the terms of this agreement, please sign one copy and return it to us. We look forward to working with you. Again, thank you for the opportunity.

                                                    Sincerely yours,

                                                    /s/ Dovel & Luner, LLP
                                                    ---------------------------
                                                    Dovel & Luner, LLP

AGREED:

Network-1 Security Solutions, Inc.


By: /s/ Corey M. Horowitz
    ---------------------------
    Corey M. Horowitz
    Chairman and CEO